Exhibit 1

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5

News Release – November 5, 2009	TSX: PDL
09-23-NAP	NYSE Amex: PAL

NAP acquires Harricana North Property from Diagnos Inc.

Toronto, Ontario — North American Palladium Ltd. (“NAP” or the “Company”) has signed an agreement with Diagnos Inc. (“Diagnos”) to acquire the Harricana North Property located in Quebec’s Abitibi region north-north-west of its wholly-owned Sleeping Giant mine and mill. The Harricana North Property, which offers excellent potential for gold mineralization, consists of 133 non-contiguous claims and covers a surface area of approximately 7,490 hectares. NAP will acquire a 100% interest in the property in exchange for a payment of $20,000 upon closing, and granting Diagnos a 2% NSR over the acquired property.

“When we acquired the Sleeping Giant gold mine earlier this year, one of our strategic objectives was to develop a regional presence that would leverage Sleeping Giant’s milling facilities,” said William J. Biggar, NAP’s President and Chief Executive Officer. “This acquisition is consistent with that objective, and is part our ongoing vision to build our gold division to 250,000 ounces of annual production.”

With the newly acquired Harricana North Property, NAP’s interests in the Abitibi now total 1182 claims, which cover 48,699 hectares and span 70 kilometres of favourable east-west geology for gold, including the Sleeping Giant Mine and Dormex properties, as well as the Laflamme property option with Midland Exploration.

A service contract has also been signed with Diagnos to use their Computer Aided Resources Detection System (“CARDS”), which NAP plans to use on its wholly-owned Sleeping Giant and Dormex properties. Diagnos’ proprietary CARDS is computer software used to identify areas with a high statistical probability of similarity to known areas of mineralization.

North American Palladium: Re-engineering the Future

NAP is a precious metals company that owns the Lac des Iles mine, which produced platinum group metals for 15 years until October 2008 when it was placed on temporary care and maintenance due to low metal prices. Prior to the temporary shutdown, the mine had annual production of 270,000 ounces of palladium, 20,000 ounces of platinum and 20,000 ounces of gold. The company also owns and operates the Sleeping Giant gold mine located in the Abitibi region of Quebec, which produced over 1 million ounces of gold from 1988-2008 at an average grade of 11.44 g/t. North American Palladium has resumed gold production at the Sleeping Giant mine and expects to achieve commercial production in the fourth quarter of 2009 at an annual rate of 50,000 ounces.

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to this acquisition, future exploration results, or the success of computer software, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

Michel Bouchard	Annemarie Brissenden
Vice President, Gold Division	Director, Investor Relations
Telephone: 450-449-0066	Telephone: 416-360-7971 Ext. 226
Email: mbouchard@nap.com	Email: abrissenden@nap.com

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